Exhibit 99.2

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
COMPENSATION COMMITTEE CHARTER

I.	PURPOSE

The purpose of the Compensation Committee (the “CC”) of the Board of Directors of Lakewood-Amedex Biotherapeutics Inc., (the “Company”) is:

1. To discharge the responsibilities of the Board of Directors (the “BOD”) of the Company relating to compensation of the Company’s directors, executive officers and key employees;

2. To assist the BOD in establishing appropriate incentive compensation and equity-based plans and to administer such plans across the Company using comparison to an appropriate peer group of companies;

3. To oversee the annual process of evaluation of the performance of the Company’s management; and

4. To perform such other duties and responsibilities as enumerated in and consistent with this Charter.

II.	MEMBERSHIP AND PROCEDURES

Membership and Appointment

The CC shall be comprised of not fewer than two members of the BOD, as shall be determined from time to time by the BOD. The members of the CC shall be elected by the BOD, or the committee thereof responsible for nominations of directors.

All members of the CC shall qualify as “independent directors” for purposes of the listing standards of The NASDAQ Stock Market LLC, as such standards may be changed from time to time. To the extent that the BOD deems practicable and advisable, all members of the CC shall also qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such standards and definitions may be revised or amended from time to time; provided, however, that notwithstanding anything contained herein to the contrary, if not all members of the CC qualify as non-employee directors, any grant of equity compensation to directors and officers (as defined by Rule 16a-1(f) of the Exchange Act) shall be made by the full BOD or a subcommittee of the CC comprised of at least two members who qualify as non-employee directors.

Removal

The entire CC or any individual CC member may be removed without cause by the affirmative vote of a majority of the BOD. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the BOD, the Secretary of the Company, or the BOD (unless the notice specifies a later time for the effectiveness of such resignation). The BOD may elect a successor to assume the available position on the CC when the resignation becomes effective.

Chair of the CC

A chair of the CC (the “Chair”) may be designated by the BOD. In the absence of such designation, the members of the CC may designate the Chair by majority vote of the full CC membership. The Chair shall determine the agenda for and the length of meetings and shall have unlimited access to management and to information relating to the CC’s purposes. The Chair shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the CC.

Meetings, Minutes and Reporting

The CC shall meet at least two times per year and at such other times as it deems necessary to carry out its responsibilities. The CC shall keep full and complete minutes of the proceedings of the CC. In addition to the specific matters set forth herein requiring reports by the CC to the full BOD, the CC shall report such other significant matters as it deems necessary concerning its activities to the full BOD. The CC may appoint a Secretary whose duties and responsibilities shall be to keep records of the proceedings of the CC for the purposes of reporting CC activities to the BOD and to perform all other duties as may from time to time be assigned to him or her by the CC, or otherwise at the direction of a CC member. The Secretary need not be a member of the CC or a Director and shall have no membership or voting rights by virtue of the position.

Delegation

The CC may, by resolution passed by a majority of the CC members, designate one or more subcommittees, each subcommittee to consist of one or more members of the CC. Any such subcommittee, to the extent provided in the resolutions of the CC and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the CC. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the CC. Each subcommittee shall keep regular minutes of its meetings and report the same to the CC or the BOD when required.

Authority to Retain Advisors

In the course of its duties, the CC shall have the sole authority, at the Company’s expense, to retain and terminate compensation consultants, legal counsel, or other advisors, as the CC deems advisable, including the sole authority to approve any such advisors’ fees and other retention terms provided such expenditures are within the Company’s approved budget.

III.	DUTIES AND RESPONSIBILITIES

The following shall be recurring duties and responsibilities of the CC in carrying out its purposes. These duties and responsibilities are set forth below as a guide to the CC, with the understanding that the CC may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable law.

1.	Establish a compensation policy for executives designed to (i) enhance the profitability of the Company and increase stockholder value, (ii) reward executive officers for their contribution to the Company’s growth and profitability, (iii) recognize individual initiative, leadership, achievement, and other contributions and (iv) provide competitive compensation that will attract and retain qualified executives.

2.	Subject to variation where appropriate, the compensation policy for executive officers and other key employees shall include (i) base salary, which shall be set on an annual or other periodic basis, (ii) annual or other time or project based incentive compensation, which shall be awarded for the achievement of predetermined financial, project, research or other designated objectives of the Company as a whole and of the executive officers and key employees individually and (iii) long-term incentive compensation in the forms of equity participation and other awards with the goal of aligning, where appropriate, the long-term interests of executive officers and other key employees with those of the Company’s stockholders and otherwise encouraging the achievement of superior results over an extended time period.

3.	Review competitive practices and trends to determine the adequacy of the executive compensation program.

4.	Review and consider participation and eligibility in the various components of the total executive compensation package.

5.	Annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation levels based on this evaluation.

6.	Periodically review and make recommendations to the BOD with respect to the compensation of directors.

7.	Annually review and approve the compensation levels for each level of employees based on the comparative data to a peer group of companies with management responsible for application of these data to all employees based on level and performance.

8.	Approve employment contracts, severance arrangements, change in control provisions and other agreements.

9.	Approve and administer cash incentives and deferred compensation plans for executives (including any modification to such plans) and oversight of performance objectives and funding for executive incentive plans.

10.	Review matters relating to management succession, including, but not limited to, compensation.

11.	Approve and oversee compensation programs involving the use of the Company’s stock.

12.	If appropriate, hire experts in the field of executive compensation to assist the CC with its evaluation of director, CEO or senior executive compensation. The CC shall have the sole authority to retain and to terminate such experts, and to approve the experts’ fees and other retention terms, provided such are within the approved Company budget. The CC shall also have the authority to obtain advice and assistance from internal legal, accounting or other advisors provided such are within the approved Company budget.

13.	Review the compensation recommendations prepared by management, discuss these recommendations with management, and based on such review and discussions, make final decisions, and inform the BOD regarding major compensation decisions.

14.	Periodically review executive supplementary benefits and, as appropriate, the organization’s retirement, benefit, and special compensation programs involving significant cost.

15.	Form and delegate authority to subcommittees when appropriate.

16.	Make regular reports to the BOD.

17.	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the CC for approval.

18.	Annually evaluate the CC’s own performance.

19.	Oversee the annual process of performance evaluations of the Company’s management.

20.	Fulfill such other duties and responsibilities as may be assigned to the CC, from time to time, by the BOD and/or the Chairman of the BOD.